Exhibit 10.1

TAX SHARING AGREEMENT

DATED AS OF SEPTEMBER 21, 2007

BY AND BETWEEN

NCR CORPORATION

AND

TERADATA CORPORATION

i

ii

iii

TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (this “Agreement”) is entered into as of September 21, 2007 by and between NCR Corporation, a Maryland corporation (“NCR”), and Teradata Corporation, a Delaware corporation and a wholly owned subsidiary of NCR (“Teradata”).

RECITALS

WHEREAS, the Board of Directors of NCR has determined that it would be appropriate and desirable to completely separate the Teradata Business (as defined below) from NCR;

WHEREAS, as of the date hereof, NCR is the common parent of an affiliated group of corporations, including Teradata, which has elected to file consolidated Federal income tax returns;

WHEREAS, NCR and Teradata have entered into the Separation and Distribution Agreement (as defined below), pursuant to which NCR agreed to contribute and otherwise transfer to Teradata, and Teradata agreed to receive and assume, the assets and liabilities then associated with the Teradata Business as described therein;

WHEREAS, NCR intends to distribute to shareholders of NCR all the outstanding shares of Teradata Common Stock;

WHEREAS, pursuant to the Distribution (as defined in the Separation and Distribution Agreement), Teradata and its subsidiaries will cease to be members of the affiliated group (as that term is defined in Section 1504 of the Code) of which NCR is the common parent; and

WHEREAS, the Companies desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Companies hereby agree as follows:

Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:

“Accountant” shall have the meaning set forth in Section 8.02(c) of this Agreement.

“Accounting Cutoff Date” means, with respect to Teradata, any date as of the end of which there is a closing of the financial accounting records for such entity.

“Active Trade or Business” means the active conduct (within the meaning of Section 355(b) of the Code and the regulations thereunder) by Teradata of the Teradata Business.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.

“Affiliate” means any entity that is directly or indirectly “controlled” by either the person in question or an Affiliate of such person. For purposes of the definition of “Affiliate,” “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Tax Sharing Agreement.

“Bermuda Entity” shall have the meaning ascribed to it in the Ruling Request that culminated in the Ruling received by NCR on or before the date hereof. For the avoidance of doubt, the Bermuda Entity is the controlled corporation in the CV Spin-Off.

“Board Certificate” shall have the meaning set forth in Section 7.02(d) of this Agreement.

“Business Day” has the meaning set forth in the Separation and Distribution Agreement.

“Closing Date” means the date of the Distribution.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies” means NCR and Teradata, collectively, and “Company”, as the context requires, means either NCR or Teradata.

“Contribution” means the contribution of assets by NCR itself directly to Teradata itself pursuant to Section 2.1 of the Separation and Distribution Agreement.

“CV” shall have the meaning ascribed to it in the Ruling Request that culminated in the Ruling received by NCR on or before the date hereof. For the avoidance of doubt, the CV is the distributing corporation in the CV Spin-Off.

“CV Spin-Off” shall have the meaning ascribed to it in the Ruling Request that culminated in the Ruling received by NCR on or before the date hereof.

“DGCL” means the Delaware General Corporation Law.

“Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution-Related Proceeding” shall mean any Tax Contest in which the IRS, another Tax Authority or any other party asserts a position that could reasonably be expected to adversely affect the Tax-Free Status.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Filing Date” shall have the meaning set forth in Section 7.04(d) of this Agreement.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“First Contribution” shall have the meaning ascribed to it in the Ruling Request that culminated in the Ruling received by NCR on or before the date hereof.

“Group” means the NCR Group or the Teradata Group, or both, as the context requires.

“High-Level Dispute” means any dispute or disagreement (a) relating to liability under Section 7.04 of this Agreement or (b) in which the amount of the liability in dispute exceeds $two (2) million.

“Indemnitee” shall have the meaning set forth in Section 13.03 of this Agreement.

“Indemnitor” shall have the meaning set forth in Section 13.03 of this Agreement.

“Internal Restructuring” shall mean any internal restructuring (including making or revoking any election under Treasury Regulation Section 301.7701-3 and contributing or distributing any assets that were contributed to Teradata in the Contribution).

“Internal Spin-Off” shall have the meaning ascribed to it in the Ruling Request that culminated in the Ruling received by NCR on or before the date hereof. For the avoidance of doubt, NCR International, Inc. is the distributing corporation in the Internal Spin-Off, and Teradata is the controlled corporation in the Internal Spin-Off.

“IRS” means the United States Internal Revenue Service.

“Joint Return” shall mean any Return that includes at least one member of the NCR Group and at least one member of the Teradata Group.

“NCR” shall have the meaning provided in the first sentence of this Agreement.

“NCR Affiliated Group” shall have the meaning provided in the definition of “NCR Federal Consolidated Income Tax Return.”

“NCR Federal Consolidated Income Tax Return” means any United States federal income Tax Return for the affiliated group (as that term is defined in Code Section 1504 and the regulations thereunder) of which NCR is the common parent (the “NCR Affiliated Group”).

“NCR Group” means NCR and its Subsidiaries, excluding any entity that is a member of the Teradata Group.

“NCR Separate Return” means any Separate Return of NCR or any member of the NCR Group.

“NCR State Combined Income Tax Return” means a consolidated, combined or unitary State Income Tax Return that actually includes, by election or otherwise, one or more members of the NCR Group together with one or more members of the Teradata Group.

“New Domestic Use Agreement” shall have the meaning set forth in Section 17.02 of this Agreement.

“New (g)(2) Agreement” shall have the meaning set forth in Section 17.02 of this Agreement.

“Notified Action” shall have the meaning set forth in Section 7.03(a) of this Agreement.

“Past Practices” shall have the meaning set forth in Section 4.04(a) of this Agreement.

“Payment Date” means (i) with respect to any NCR Federal Consolidated Income Tax Return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Closing Period” means any Tax Period that, to the extent it relates to a member of the Teradata Group, begins after the Closing Date.

“Pre-Closing Period” means any Tax Period that, to the extent it relates to a member of the Teradata Group, ends on or before the Closing Date.

“Prime Rate” means the base rate on corporate loans charged by JPMorgan Chase (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

“Privilege” means any privilege that may be asserted under applicable law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Teradata management or shareholders, is a hostile acquisition, or otherwise, as a result of which Teradata would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Teradata and/or one or more holders of outstanding shares of Teradata Capital Stock, a number of shares of Teradata Capital Stock that would, when combined with any other changes in ownership of Teradata Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (A) the value of all outstanding shares of stock of Teradata as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of Teradata as of the date of such transaction or, in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by Teradata of a shareholder rights plan or (B) issuances by Teradata that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Representation Letters” means the representation letters and any other materials delivered or deliverable by NCR, Teradata or others in connection with the rendering by Tax Advisors of any opinions in connection with the Distribution.

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

“Ruling” means (a) the private letter ruling (and any supplemental private letter ruling) issued by the IRS to NCR in connection with the Transactions and (b) any similar ruling (including any supplemental ruling) issued by any Tax Authority other than the IRS in connection with the Transactions.

“Ruling Documents” means the Ruling and the Ruling Request.

“Ruling Request” means any letter filed by NCR with the IRS or any other Tax Authority requesting a ruling regarding certain tax consequences of the Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

“Section 7.02(d) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.

“Separate Return” means (a) in the case of any Tax Return of any member of the Teradata Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the NCR Group and (b) in the case of any Tax Return of any member of the NCR Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Teradata Group.

“Separate Unit” shall have the meaning set forth in Section 17.01 of this Agreement.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement, as amended from time to time, by and between NCR and Teradata dated August 27, 2007.

“Signing Group” shall have the meaning set forth in Section 8.03 of this Agreement.

“State Income Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State (or by the District of Columbia) which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Supplier Group” shall have the meaning set forth in Section 8.03 of this Agreement.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” means a United States tax counsel or accountant of recognized national standing.

“Tax Arbitrator” shall have the meaning set forth in Section 14 of this Agreement.

“Tax Arbitrator Dispute” shall have the meaning set forth in Section 14 of this Agreement.

“Tax Attribute” or “Attribute” shall mean a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit, Tax basis or any other Tax Item that could reduce a Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other reduction in otherwise required Tax payments.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Detriment” means any increase in required Tax payments (or, without duplication, the reduction in any refund or credit).

“Tax-Free Status” means the qualification of the First Contribution and the Internal Spin-Off, taken together, and the Contribution and Distribution, taken together, and the CV Spin-Off and related transactions, taken together, respectively, each (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code and (c) as a transaction in which NCR, NCR International, Inc., Teradata, the CV, the Bermuda Entity and the shareholders of NCR recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of NCR, NCR International, Inc. and Teradata, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Item” means, with respect to any income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinions/Rulings” means the opinions of Tax Advisors and the Ruling deliverable to NCR in connection with the Transactions.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax-Related Losses” means (i) all federal, state and local Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all reasonable accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (iii) all reasonable costs and expenses and all damages associated with stockholder litigation or controversies and any amount paid by NCR (or any NCR Affiliate) or Teradata (or any Teradata Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of the First Contribution and the Internal Spin-Off, taken together, the Contribution and the Distribution, taken together, or the CV Spin-Off and related transactions, taken together, to have Tax-Free Status.

“Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Teradata” shall have the meaning provided in the first sentence of this Agreement.

“Teradata Affiliated Group” shall have the meaning provided in the definition of “Teradata Federal Consolidated Income Tax Return.”

“Teradata Business” means the enterprise analytics and data warehousing business.

“Teradata Capital Stock” means all classes or series of capital stock of Teradata, including (i) the Teradata Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in Teradata for U.S. federal income tax purposes.

“Teradata Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the Teradata Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“Teradata Common Stock” has the meaning set forth in the Separation and Distribution Agreement.

“Teradata Federal Consolidated Income Tax Return” shall mean any United States federal income Tax Return for the affiliated group (as that term is defined in Code Section 1504) of which Teradata is the common parent (the “Teradata Affiliated Group”).

“Teradata Group” means Teradata and its Subsidiaries, as determined immediately after the Distribution.

“Teradata Separate Return” means any Separate Return of Teradata or any member of the Teradata Group.

“Transactions” means the Contribution, the Distribution and the other transactions contemplated by the Separation and Distribution Agreement.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means a “will” opinion, without qualifications, of a Tax Advisor, which Tax Advisor is reasonably acceptable to NCR, on which NCR may rely to the effect that a transaction will not affect the Tax-Free Status. Any such opinion must assume that the First Contribution and the Internal Spin-Off, taken together, the Contribution and Distribution, taken together, and the CV Spin-Off and related transactions, taken together, would have qualified for Tax-Free Status if the transaction in question did not occur.

Section 2. Allocation of Tax Liabilities.

Section 2.01 General Rule.

(a) NCR Liability. NCR shall be liable for, and shall indemnify and hold harmless the Teradata Group from and against any liability for, Taxes which are allocated to NCR under this Section 2.

(b) Teradata Liability. Teradata shall be liable for, and shall indemnify and hold harmless the NCR Group from and against any liability for, Taxes which are allocated to Teradata under this Section 2.

Section 2.02 Allocations of Taxes. Except as provided in Section 2.03, Taxes shall be allocated as follows:

(a) Allocation of Taxes to NCR. NCR shall be responsible for any and all Taxes due or required to be reported on any Joint Return or NCR Separate Return (including any increase in such Tax as a result of a Final Determination).

(b) Allocation of Taxes to Teradata. Teradata shall be responsible for any and all Taxes due or required to be reported on any Teradata Separate Return (including any increase in such Tax as a result of a Final Determination).

Section 2.03 Certain Transaction and Other Taxes.

(a) Teradata Liability. Teradata shall be liable for, and shall indemnify and hold harmless the NCR Group from and against any liability for:

(i) any Tax resulting from a breach by Teradata of any covenant in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement; and

(ii) any Tax-Related Losses for which Teradata is responsible pursuant to Section 7.04 of this Agreement.

(b) NCR Liability. NCR shall be liable for, and shall indemnify and hold harmless the Teradata Group from and against any liability for:

(i) any Taxes imposed pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, State or local Tax law) on any member of the Teradata Group solely as a result of such member’s being a member of the NCR Affiliated Group (or similar group under foreign, State or local Tax law);

(ii) any Tax resulting from a breach by NCR of any covenant in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement; and

(iii) any Tax-Related Losses for which NCR is responsible pursuant to Section 7.04 of this Agreement.

Section 3. Proration of Tax Items.

(a) General Method of Proration. Tax Items shall be apportioned between Pre-Closing Periods and Post-Closing Periods in accordance with the principles of Treasury Regulation Section 1.1502-76(b) as reasonably interpreted and applied by NCR. No election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year’s items). If the Closing Date is not an Accounting Cutoff Date, the provisions of Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to allocate ratably the items (other than extraordinary items) for the month which includes the Closing Date.

(b) Transaction Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Closing Periods and Post-Closing Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Closing Date) be allocated to Pre-Closing Periods, and any Taxes related to such items shall be treated under Treasury Regulation Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent occurring on or prior to the Closing Date) be allocated to Pre-Closing Periods.

Section 4. Preparation and Filing of Tax Returns.

Section 4.01 General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 8.

Section 4.02 NCR’s Responsibility. NCR has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a) NCR Federal Consolidated Income Tax Returns for any Tax Periods ending on, before or after the Closing Date;

(b) NCR State Combined Income Tax Returns and any other Joint Returns which NCR reasonably determines are required to be filed (or which NCR chooses to be filed) by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Closing Date; provided, however, that NCR shall provide written notice (no later than 60 days prior to the date such Returns are due, including extensions) of such determination to file such NCR State Combined Income Tax Returns or other Joint Returns to Teradata; and

(c) NCR Separate Returns and Teradata Separate Returns which NCR reasonably determines are required to be filed by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Closing Date (limited, in the case of Teradata Separate Returns, to such Returns as are filed on or prior to the Closing Date).

Section 4.03 Teradata’s Responsibility. Teradata shall prepare and file, or shall cause to be prepared and filed, all Teradata Separate Returns other than those Tax Returns filed on or prior to the Closing Date. The Tax Returns required to be prepared and filed by Teradata under this Section 4.03 shall include (a) any Teradata Federal Consolidated Income Tax Return and (b) Teradata Separate Returns required to be filed for Tax periods ending after the Closing Date.

Section 4.04 Tax Accounting Practices.

(a) General Rule. Except as provided in Section 4.04(b), with respect to any Tax Return that Teradata has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.03, for any Pre-Closing Period (and the portion, ending on the Closing Date, of any Tax Period that includes but does not end on the Closing Date), such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used by NCR and its Subsidiaries with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices. Except as provided in Section 4.04(b), NCR shall prepare any Tax Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.02, in accordance with reasonable Tax accounting practices selected by NCR.

(b) Reporting of Transaction Tax Items. Teradata shall file all Tax Returns consistent with the Tax treatment of the Transactions set forth in the Ruling Requests and the Tax Opinions/Rulings. To the extent there is a Tax treatment relating to the Transactions which is not covered by the Ruling Requests or Tax Opinions/Rulings, the Tax treatment shall be determined by NCR with respect to such Tax Return and shall be agreed to by Teradata, and Teradata shall file all Tax Returns for which it is responsible consistent with such treatment, unless either (i) there is no reasonable basis for such Tax treatment, or (ii) such Tax treatment is inconsistent with the Tax treatment contemplated in the Ruling Requests and/or the Tax Opinions/Rulings.

Section 4.05 Consolidated or Combined Tax Returns. Teradata shall elect and join, and shall cause its respective Affiliates to elect and join, in filing any NCR State Combined Income Tax Returns and any Joint Returns that NCR determines are required to be filed or that NCR chooses to file pursuant to Section 4.02(b).

Section 4.06 Right to Review Tax Returns.

(a) General. The Responsible Company with respect to any material Tax Return shall make such Tax Return and related workpapers available for review by the other Company, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to be liable, (ii) such Tax Return relates to Taxes and the requesting party would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to have a claim for Tax Benefits under this Agreement, or (iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall use its reasonable best efforts to make such Tax Return available for review as required under this paragraph sufficiently in advance of the due date (including extensions) for filing of such Tax Return to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Return.

(b) Execution of Returns Prepared by Other Party. In the case of any Tax Return which is required to be prepared and filed by the Responsible Company under this Agreement and which is required by law to be signed by the other Company (or by its authorized representative), the Company which is legally required to sign such Tax Return shall be required to sign such Tax Return unless there is no reasonable basis for the Tax treatment of an item reported on the Tax Return or the Tax treatment of an item reported on the Tax Return should, in the opinion (reasonably acceptable in form and substance to the Responsible Company) of a Tax advisor from a nationally recognized legal or accounting firm, subject the other Company (or its authorized representatives) to material penalties.

Section 4.07 Teradata Carrybacks and Claims for Refund. Teradata hereby agrees that, unless NCR consents in writing, no Adjustment Request with respect to any Tax Return for the Pre-Closing Period shall be filed; provided, however, that upon the reasonable request of Teradata, NCR shall use reasonable best efforts to make an Adjustment Request claiming a refund of Taxes for the Pre-Closing Period with respect to a Teradata Carryback arising in a Post-Closing Period related to U.S. federal or State Taxes (any such Adjustment Request to be prepared and filed by NCR).

Section 4.08 Apportionment of Earnings and Profits and Tax Attributes. NCR shall in good faith advise Teradata in writing of the portion, if any, of any earnings and profits, Tax Attribute, overall foreign loss, capitalized research and development expenditures or other consolidated, combined or unitary attribute which NCR determines shall be allocated or apportioned to the Teradata Group under applicable law. Teradata and all members of the Teradata Group shall prepare all Tax Returns in accordance with such written notice. As soon as practicable after receipt of a written request from Teradata, NCR shall provide copies of any studies, reports, and workpapers supporting such allocations and apportionments. In the event of a subsequent adjustment by the applicable Tax Authority to such allocations and apportionments, NCR shall promptly notify Teradata in writing of such adjustment. For the absence of doubt, NCR shall not be liable to Teradata or any member of the Teradata Group for any failure of any determination under this Section 4.08 to be accurate under applicable Tax Law.

Section 5. Tax Payments.

Section 5.01 Payment of Taxes With Respect to Tax Returns Reflecting Taxes of the Other Company. In the case of any Tax Return reflecting Taxes allocated hereunder to the Company that is not the Responsible Company:

(a) Computation and Payment of Tax Due. At least three Business Days prior to any Payment Date for any Tax Return, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.04 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date. The Responsible Company shall pay such amount to such Tax Authority on or before such Payment Date (and provide notice and proof of payment to the other Company).

(b) Computation and Payment of Liability With Respect To Tax Due. Within 30 days following the earlier of (i) the due date (including extensions) for filing any such Tax Return (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) or (ii) the date on which such Tax Return is filed, if NCR is the Responsible Company, then Teradata shall pay to NCR the amount allocable to the Teradata Group under the provisions of Section 2, and if Teradata is the Responsible Company, then NCR shall pay to Teradata the amount allocable to the NCR Group under the provisions of Section 2, in each case, plus interest computed at the Prime Rate on the amount of the payment based on the number of days from the earlier of (A) the due date of the Tax Return (including extensions) or (B) the date on which such Tax Return is filed, to the date of payment.

(c) Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Return required to be paid as a result of such adjustment pursuant to a Final Determination. The Responsible Company shall compute the amount attributable to the Teradata Group in accordance with Section 2 and Teradata shall pay to NCR any amount due NCR (or NCR shall pay Teradata any amount due Teradata) under Section 2 within 30 days from the later of (i) the date the additional Tax was paid by the Responsible Company or (ii) the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.01(c) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by the Responsible Company to the date of the payment under this Section 5.01(c).

Section 5.02 Indemnification Payments.

All indemnification payments under this Agreement shall be made by NCR directly to Teradata and by Teradata directly to NCR; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the NCR Group, on the one hand, may make such indemnification payment to any member of the Teradata Group, on the other hand, and vice versa.

Section 6. Tax Benefits.

Section 6.01 Tax Refunds in General. Except as set forth below, NCR shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which NCR is liable hereunder, Teradata shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Teradata is liable hereunder and a Company receiving a refund to which another Company is entitled hereunder shall pay over such refund to such other Company within thirty days after such refund is received (together with interest computed at the Prime Rate based on the number of days from the date the refund was received to the date the refund was paid over).

Section 6.02 Timing Differences and Reverse Timing Differences.

(a) If a member of the Teradata Group actually realizes in cash pursuant to a Final Determination any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the NCR Group is liable hereunder (or Tax Attribute of a member of the NCR Group) and such Tax Benefit would not have arisen but for such adjustment (determined on a with or without basis), or if a member of the NCR Group actually realizes in cash pursuant to a Final Determination any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Teradata Group is liable hereunder (or Tax Attribute of a member of the Teradata Group) and such Tax Benefit would not have arisen but for such adjustment (determined on a with or without basis), Teradata or NCR, as the case may be, shall make a payment to either NCR or Teradata, as appropriate, within 30 days following such actual realization of the Tax Benefit, in an amount equal to such Tax Benefit actually realized in cash (including any Tax Benefit actually realized as a result of the payment), plus interest on such amount computed at the Prime Rate based on the number of days from the date of such actual realization of the Tax Benefit to the date of payment of such amount under this Section 6.02(a).

(b) If a member of the Teradata Group actually realizes in cash pursuant to a Final Determination any Tax Detriment as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the NCR Group is liable hereunder (or Tax Attribute of a member of the NCR Group) (in such circumstance, NCR being the “Adjusted Party”) and such Tax Detriment would not have arisen but for such adjustment (determined on a with and without basis), or if a member of the NCR Group actually realizes in cash pursuant to a Final Determination any Tax Detriment as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Teradata Group is liable hereunder (or Tax Attribute of a member of the Teradata Group) (in such circumstance, Teradata being the “Adjusted Party”) and such Tax Detriment would not have arisen but for such adjustment (determined on a with and without basis), the Adjusted Party shall make a payment to the other party within 30 days following the later of such actual realization of the Tax Detriment and the Adjusted Party’s actual realization of the corresponding Tax Benefit, in an amount equal to the lesser of such Tax Detriment actually realized in cash and the Tax Benefit, if any, actually realized in cash by the Adjusted Party pursuant to such adjustment (which would not have arisen but for such adjustment), plus interest on such amount computed at the Prime Rate based on the number of days from the later of the date of such actual realization of the Tax Detriment and the Adjusted Party’s actual realization of the corresponding Tax Benefit to the date of payment of such amount under this Section 6.02(b).

(c) No later than 30 days after a Tax Benefit or Tax Detriment described in Section 6.02(a) or (b) is actually realized in cash by a member of the NCR Group or a member of the Teradata Group, NCR (if a member of the NCR Group actually realizes such Tax Benefit or Tax Detriment) or Teradata (if a member of the Teradata Group actually realizes such Tax Benefit or Tax Detriment) shall provide the other Company with a written calculation of the amount payable pursuant to this Section 6.02. In the event that NCR or Teradata disagrees with any such calculation described in this Section 6.02(c), NCR or Teradata shall so notify the other Company in writing within 30 days of receiving the written calculation set forth above in this Section 6.02(c). NCR and Teradata shall endeavor in good faith to resolve such disagreement.

Section 6.03 Teradata Carrybacks. Teradata shall be entitled to any refund actually received in cash that is attributable to, and would not have arisen but for (determined on a with and without basis), a Teradata Carryback pursuant to the proviso set forth in Section 4.07, provided that the refund is a refund of Taxes for the Tax Period to which the Teradata Carryback is carried or the first or second immediately following Tax Periods. Any such payment of such refund made by NCR to Teradata pursuant to this Section 6.03 shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback or carryforward of a NCR Group Tax Attribute to a Tax Period in respect of which such refund is received) that would affect the amount to which Teradata is entitled, and an appropriate adjusting payment shall be made by Teradata to NCR such that the aggregate amounts paid pursuant to this Section 6.03 equals such recalculated amount (with interest computed at the Prime Rate).

Section 7. Tax-Free Status.

Section 7.01 Tax Opinions/Rulings and Representation Letters.

Each of Teradata and NCR hereby represents and agrees that (A) it has examined the Ruling Documents and the Representation Letters prior to the date hereof and (B) all information contained in such Ruling Documents or Representation Letters that concerns or relates to such Company or any member of its Group will be true, correct and complete.

Section 7.02 Restrictions on Teradata.

(a) Teradata agrees that it will not take or fail to take, or permit any Teradata Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in any Representation

Letters, Ruling Documents or Tax Opinions/Rulings. Teradata agrees that it will not take or fail to take, or permit any Teradata Affiliate to take or fail to take, any action which prevents or could reasonably be expected to prevent (A) the Tax-Free Status, or (B) any transaction contemplated by the Separation and Distribution Agreement which is intended by the parties to be tax-free from so qualifying, including issuing any Teradata Capital Stock that would prevent the Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code.

(b) Teradata agrees that, from the date hereof until the first day after the two-year anniversary of the Closing Date, it will (i) maintain its status as a company whose separate affiliated group, within the meaning of Code Section 355(b)(3), is engaged in the Active Trade or Business and (ii) not engage in any transaction that would result in it ceasing to be a company whose separate affiliated group is so engaged in the Active Trade or Business.

(c) Teradata agrees that, from the date hereof until the first day after the two-year anniversary of the Closing Date, it will not (i) enter into any Proposed Acquisition Transaction or, to the extent Teradata has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (a) redeeming rights under a shareholder rights plan, (b) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (c) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of Teradata’s charter or bylaws or otherwise), (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) in a single transaction or series of transactions sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to Teradata pursuant to the Contribution (or pursuant to the First Contribution) or sell or transfer 60% or more of the gross assets of the Active Trade or Business or 60% or more of the consolidated gross assets of Teradata and its Affiliates (such percentages to be measured based on fair market value as of the Closing Date), (iv) redeem or otherwise repurchase (directly or through a Teradata Affiliate) any Teradata stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of Teradata Capital Stock (including, without limitation, through the conversion of any Teradata Capital Stock into another class of Teradata Capital Stock) or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters, Ruling Documents or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this subparagraph (c)) would be reasonably likely to have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Teradata or otherwise jeopardize the Tax-Free Status, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) Teradata shall have requested that NCR obtain a supplemental Ruling in accordance with Section 7.03(b) and (d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status and NCR shall have received such a supplemental Ruling in form and substance satisfactory to NCR in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether such a Ruling is satisfactory, NCR may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such Ruling), or (B) Teradata shall provide NCR with an Unqualified Tax Opinion in form and substance satisfactory to NCR in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether an opinion is satisfactory, NCR may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion and NCR may determine that no opinion would be acceptable to NCR) or (C) NCR shall have waived the requirement to obtain such ruling or opinion.

(d) Certain Issuances of Teradata Capital Stock. If Teradata proposes to enter into any Section 7.02(d) Acquisition Transaction or, to the extent Teradata has the right to prohibit any Section 7.02(d) Acquisition Transaction, proposes to permit any Section 7.02(d) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the two-year anniversary of the Closing Date, Teradata shall provide NCR, no later than ten days following the signing of any written agreement with respect to the Section 7.02(d) Acquisition Transaction, with a written description of such transaction (including the type and amount of Teradata Capital Stock to be issued in such transaction) and a certificate of the Board of Directors of Teradata to the effect that the Section 7.02(d) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 7.02(c) apply (a “Board Certificate”).

(e) Distributions by Foreign Teradata Subsidiaries. Until January 1st of the calendar year immediately following the calendar year in which the Distribution occurs, Teradata shall neither cause nor permit any foreign subsidiary of Teradata to enter into any transaction or take any action that would be considered under the Code to constitute the declaration or payment of a dividend (including pursuant to Section 304 of the Code) without obtaining the prior written consent of NCR (such prior written consent not to be unreasonably withheld).

Section 7.03 Procedures Regarding Opinions and Rulings.

(a) If Teradata notifies NCR that it desires to take one of the actions described in clauses (i) through (vi) of Section 7.02(c) (a “Notified Action”), NCR and Teradata shall reasonably cooperate to attempt to obtain the ruling or opinion referred to in Section 7.02(c), unless NCR shall have waived the requirement to obtain such ruling or opinion.

(b) Rulings or Unqualified Tax Opinions at Teradata’s Request. NCR agrees that at the reasonable request of Teradata pursuant to Section 7.02(c), NCR shall cooperate with Teradata and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a supplemental Ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting Teradata to take the Notified Action. In no event shall NCR be required to file any Ruling Request under this Section 7.03(b) unless Teradata represents that (A) it has read the Ruling Request, and (B) all information and representations, if any, relating to any member of the Teradata Group, contained in the Ruling Request documents are (subject to any qualifications therein) true, correct and complete. Teradata shall reimburse NCR for all reasonable costs and expenses incurred by the NCR Group in obtaining a Ruling or Unqualified Tax Opinion requested by Teradata within ten Business Days after receiving an invoice from NCR therefor.

(c) Rulings or Unqualified Tax Opinions at NCR’s Request. NCR shall have the right to obtain a supplemental Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If NCR determines to obtain a supplemental Ruling or an Unqualified Tax Opinion, Teradata shall (and shall cause each Affiliate of Teradata to) cooperate with NCR and take any and all actions reasonably requested by NCR in connection with obtaining the Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or reasonable covenant or providing any materials or information requested by the IRS or Tax Advisor; provided that Teradata shall not be required to make (or cause any Affiliate of Teradata to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). NCR and Teradata shall each bear its own costs and expenses in obtaining a Ruling or an Unqualified Tax Opinion requested by NCR.

(d) Teradata hereby agrees that NCR shall have sole and exclusive control over the process of obtaining any Ruling, and that only NCR shall apply for a Ruling. In connection with obtaining a Ruling pursuant to Section 7.04(b), (A) NCR shall keep Teradata informed in a timely manner of all material actions taken or proposed to be taken by NCR in connection therewith; (B) NCR shall (1) reasonably in advance of the submission of any Ruling Request documents provide Teradata with a draft copy thereof, (2) reasonably consider Teradata’s comments on such draft copy, and (3) provide Teradata with a final copy; and (C) NCR shall provide Teradata with notice reasonably in advance of, and Teradata shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling. Neither Teradata nor any Teradata Affiliate shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Transactions (including the impact of any transaction on the Transactions).

Section 7.04 Liability for Tax-Related Losses.

(a) Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, Teradata shall be responsible for, and shall indemnify and hold harmless NCR and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (A) the acquisition of all or a portion of the stock or assets of any member of the Teradata Group by any means whatsoever by any Person, (B) any negotiations, understandings, agreements or arrangements by Teradata with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Teradata representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by Teradata after the Distribution (including, without limitation, any amendment to Teradata’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the relative voting rights of Teradata stock (including, without limitation, through the conversion of any Teradata Capital Stock into another class of Teradata Capital Stock), (D) any act or failure to act by Teradata or any Teradata Affiliate described in

Section 7.02 (regardless whether such act or failure to act is covered by a Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 7.02(c), a Board Certificate described in Section 7.02(d) or a consent described in Section 7.02(f)) or (E) any breach by Teradata of its agreement and representation set forth in Section 7.01.

(b) For purposes of calculating the amount and timing of any Tax-Related Loss for which Teradata is responsible under this Section 7.04, Tax-Related Losses shall be calculated by assuming that NCR, the NCR Affiliated Group and each member of the NCR Group (I) pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) have no Tax Attributes in any relevant taxable year.

(c) Teradata shall not be entitled to any refund (or any interest thereon received from the applicable Tax Authority) of Taxes for which Teradata is responsible under this Section 7.04, and Section 6.02 shall not apply to any Tax Benefit that NCR realizes as a result of an adjustment to any Taxes for which a member of the Teradata Group is responsible under this Section 7.04.

(d) Teradata shall pay NCR the amount of any Tax-Related Losses for which Teradata is responsible under this Section 7.04: (A) in the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses no later than two Business Days prior to the date NCR files, or causes to be filed, the applicable Tax Return for the year of the Distribution (the “Filing Date”) (provided that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination”, then Teradata shall pay NCR no later than two Business Days after the date of such Final Determination with interest calculated at the Prime Rate plus two percent, compounded semiannually, from the date that is two Business Days prior to the Filing Date through the date of such Final Determination) and (B) in the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses, no later than two Business Days after the date NCR pays such Tax-Related Losses.

Section 8. Assistance and Cooperation.

Section 8.01 Assistance and Cooperation.

(a) After the Distribution, the Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Section 9. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

(b) Any information or documents provided under this Section 8 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither NCR nor any NCR Affiliate shall be required to provide Teradata, any Teradata Affiliate or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that relate solely to Teradata, a Teradata Affiliate or the business or assets of Teradata or any Teradata Affiliate and (ii) in no event shall NCR or any NCR Affiliate be required to provide Teradata, any Teradata Affiliate or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that NCR determines that the provision of any information to Teradata or any Teradata Affiliate could be commercially detrimental, violate any law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Section 8 in a manner that avoids any such harm or consequence.

Section 8.02 Income Tax Return Information. Teradata and NCR acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by NCR or Teradata pursuant to Section 8.01 or this Section 8.02. Teradata and NCR acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by NCR or Teradata could cause irreparable harm.

(a) Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

(b) At Teradata’s sole expense, Teradata shall provide to NCR the information reasonably requested in writing by NCR in connection with the preparation of Tax Returns in accordance with the deadlines set forth in such written request.

(c) In the event that Teradata fails to provide any information requested by NCR pursuant to Section 8.01 or this Section 8.02, within the deadlines as set forth herein (or otherwise reasonably set by NCR and agreed to by Teradata, such agreement not to be unreasonably withheld), NCR shall have the right to engage a nationally recognized public accounting firm of its choice (the “Accountant”), in its sole and absolute discretion, to gather such information directly from Teradata or any other members of the Teradata Group. Teradata and all members of the Teradata Group agree, upon ten Business Days’ notice by NCR, in the case of a failure by Teradata to provide information pursuant to Section 8.01 or this Section 8.02, to permit any such Accountant full access to all records or other information requested by such Accountant that are in the possession of Teradata or any member of the Teradata Group during reasonable business hours. Teradata agrees promptly to pay NCR all reasonable costs and expenses incurred by NCR in connection with the engagement of such Accountant.

Section 8.03 Reliance. If any member of one Group (the “Supplier Group”) supplies information to a member of the other Group (the “Signing Group”) in connection with a Tax liability and an officer of a member of the Signing Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Signing Group identifying the information being so relied upon, the chief financial officer of the Supplier Group (or any officer of the Supplier Group as designated by the chief financial officer of the Supplier Group) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. The Company that is a member of the Supplier Group agrees to indemnify and hold harmless each member of the Signing Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Supplier Group having supplied, pursuant to this Section 8, a member of the Signing Group with inaccurate or incomplete information in connection with a Tax liability.

Section 9. Tax Records.

Section 9.01 Retention of Tax Records. Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Closing Periods (and the portion, ending on the Closing Date, of any Tax Period that includes but does not end on the Closing Date), and NCR shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Closing Periods until the earlier of (i) the expiration of any applicable statutes of limitation, and (ii) seven years after the Closing Date. After such earlier date, each Company may dispose of such records upon 90 days’ prior written notice to the other Company. If, prior to the expiration of the applicable statute of limitation or such seven-year period, a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such records upon 90 days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

Section 9.02 Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably required by the other Company in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.

Section 10. Tax Contests.

Section 10.01 Notice. Each of the parties shall provide prompt notice to the other party of any written communication from a Tax

Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.

Section 10.02 Control of Tax Contests.

(a) NCR Returns. In the case of any Tax Contest with respect to any (i) NCR Federal Consolidated Income Tax Return, (ii) NCR State Combined Income Tax Return, (iii) any other Joint Return or (iv) any NCR Separate Return, NCR shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability. NCR shall keep Teradata informed in a timely manner regarding such Tax Contests to the extent relating to the Teradata Business, the Teradata Group or the assets transferred to Teradata pursuant to the Transactions insofar as such Tax Contests would reasonably be expected to affect the Teradata Group.

(b) Teradata Separate Returns. In the case of any Tax Contest with respect to a Teradata Separate Return, Teradata shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability.

(c) Distribution-Related Proceedings. In the event of any Distribution-Related Proceeding as a result of which Teradata could reasonably be expected to become liable for any Tax-Related Losses that NCR is entitled to control under this Article 10, (A) NCR shall consult with Teradata reasonably in advance of taking any significant action in connection with such Distribution-Related Proceeding, (B) NCR shall consult with Teradata and offer Teradata a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Distribution-Related Proceeding, (C) NCR shall defend such Distribution-Related Proceeding diligently and in good faith, and (D) NCR shall provide Teradata copies of any written materials relating to such Distribution-Related Proceeding received from the relevant Tax Authority.

Section 11. Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the date hereof. As of the date hereof, all prior intercompany Tax allocation agreements or arrangements relating to one or more members of the NCR Group, on the one hand, and one or more members of the Teradata Group, on the other hand, shall be terminated, and no member of any Group shall have any right or obligation in respect of any member of the other Group thereunder.

Section 12. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 13. Treatment of Payments; Tax Gross Up.

Section 13.01 Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law:

(a) any Tax indemnity payments made by a Company under Section 5 shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Closing (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability, and

(b) any Tax Benefit payments made by a Company under Section 6, shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Closing (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability.

Section 13.02 Tax Gross Up. If, notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

Section 13.03 Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted under Section 13.02 to take into account any associated Tax Benefit to the Indemnitor or Tax Detriment to the Indemnitee.

Section 14. Disagreements. The Companies mutually desire that collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (other than a High-Level Dispute) (a “Tax Arbitrator Dispute”) between the Companies as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Companies shall negotiate in good faith to resolve the Tax Arbitrator Dispute. If such good faith negotiations do not resolve the Tax Arbitrator Dispute, then the matter, upon written request of either Company, will be referred to a tax lawyer or accountant acceptable to each of the Companies (the “Tax Arbitrator”). The Tax Arbitrator may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Arbitrator deems necessary to assist it in resolving such disagreement. The Tax Arbitrator shall furnish written notice to the Companies of its resolution of any such Tax Arbitrator Dispute as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Tax Arbitrator will be conclusive and binding on the Companies. Following receipt of the Tax Arbitrator’s written notice to the Companies of its resolution of the Tax Arbitrator Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Arbitrator. In accordance with Section 16, each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Arbitrator. All fees and expenses of the Tax Arbitrator in connection with such referral shall be shared equally by the Companies. Any High-Level Dispute shall be resolved pursuant to the procedures set forth in Article VIII of the Separation and Distribution Agreement. Nothing in this Section 14 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Tax Arbitrator Dispute through the Tax Arbitrator (or any delay resulting from the efforts to resolve any High-Level Dispute through the procedures set forth in Article VIII of the Separation and Distribution Agreement) could result in serious and irreparable injury to either Company.

Section 15. Late Payments. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus 2% percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 15 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 15 or the interest rate provided under such other provision.

Section 16. Expenses. Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 17. Dual Consolidated Losses.

Section 17.01 General. Through the taxable year 2006, the NCR Group has made the election provided in Treasury Regulation Sections 1.1503-2(g)(2)(i) and 1.1503-2T(g)(2)(i) with respect to dual consolidated losses for the separate units identified on Schedule 1. In the taxable year that includes the External Spin-Off, the NCR Group may make an election provided under either Treasury Regulation Section 1.1503-2(g)(2)(i) or Treasury Regulation Section 1.1503(d)-6(d) with respect to dual consolidated losses for the separate units identified on Schedule 2 (the separate units identified on Schedules 1 or 2 shall be referred to as the “Separate Units”). In connection with the Internal Spin-Off and

External Spin-Off certain assets and liabilities of these Separate Units were or will be transferred to the Teradata Group.

Section 17.02 Teradata Elections, Reporting Requirements and Triggering Events. The Teradata Group shall retain the assets and liabilities of the Separate Units within its consolidated group, make the election provided in connection with the multiple-party exception of Treasury Regulation Section 1.1503(d)-6(f)(2)(i) and file the required agreements pursuant to Treasury Regulation Section 1.1503-2(g)(2)(i) (the “New (g)(2) Agreements”) as provided for under Treasury Regulation Section 1.1503(d)-8(b)(4). If the NCR Group elects to apply Treasury Regulation Sections 1.1503(d)-1 through 1.1503(d)-8 for the taxable year that includes the External Spin-Off, the Teradata Group shall make the election provided in connection with the multiple-party exception of Treasury Regulation Section 1.1503(d)-6(f)(2)(i) and file any required agreement pursuant to Treasury Regulation Section 1.1503(d)-6(f)(2)(iii) (the “New Domestic Use Agreements”). The New (g)(2) Agreements and New Domestic Use Agreements shall cover and certify the entire amount of the loss previously certified by the NCR Group for each year and each Separate Unit. The Teradata Group (with assistance and cooperation from NCR) shall comply with all applicable reporting requirements contained in Treasury Regulation Sections 1.1503-2, 1.1503-2T and 1.1503(d)-1 through 1.1503(d)-8 with respect to the dual consolidated losses of the Separate Units certified by the NCR Group for each taxable year up to and including the taxable year that includes the External Spin-Off. No member of the Teradata Group shall cause, through action or inaction, a triggering event as defined in Treasury Regulation Sections 1.1503-2(g)(2)(iii)(A) or 1.1503(d)-6(e) with respect to the dual consolidated losses previously certified by the NCR Group for the Separate Units that results in any member of the NCR Group having to recapture a dual consolidated loss or otherwise being held liable for such recapture amount.

Section 17.03 NCR Reporting Requirements and Triggering Events. The NCR Group (with assistance and cooperation from Teradata) shall comply with all applicable reporting requirements contained in Treasury Regulation Sections 1.1503-2, 1.1503-2T and 1.1503(d)-1 through 1.1503(d)-8 with respect to the dual consolidated losses of the Separate Units certified by the NCR Group for each taxable year up to and including the taxable year that includes the External Spin-Off. No member of the NCR Group shall cause, through action or inaction, a triggering event as defined in Treasury Regulation Sections 1.1503-2(g)(2)(iii)(A) or 1.1503(d)-6(e) with respect to the dual consolidated losses previously certified by the NCR Group for the Separate Units that results in any member of the Teradata Group having to recapture a dual consolidated loss or otherwise being held liable for such recapture amount.

Section 18. General Provisions.

Section 18.01 Addresses and Notices. All notices or other communications under this Agreement or any Ancillary Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to NCR, to:

NCR Corporation

1700 South Patterson Blvd.

Dayton, OH 45479

Attention: General Counsel and Tax Director

If to Teradata, to:

Teradata Corporation

1700 South Patterson Blvd.

Dayton, OH 45479

Attention: General Counsel and Tax Director

Any party may, by notice to the other party, change the address to which such notices are to be given.

Section 18.02 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

Section 18.03 Waiver. The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 18.04 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 18.05 Authority. Each of the parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 18.06 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 10.

Section 18.07 Integration. This Agreement, together with each of the exhibits and schedules appended hereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein are superseded by this Agreement, as applicable. In the event of any inconsistency between this Agreement and the Separation and Distribution Agreement, or any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.

Section 18.08 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 18.09 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 18.10 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of both parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

Section 18.11 Governing Law. The internal laws of the State of New York (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and each of the exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 18.12 Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in New York, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 18.13 Amendment. The parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 18.14 Teradata Subsidiaries. If, at any time, Teradata or NCR, respectively, acquires or creates one or more subsidiaries that are includable in the Teradata Group or the NCR Group, respectively, they shall be subject to this Agreement and all references to the Teradata Group or NCR Group, respectively, herein shall thereafter include a reference to such subsidiaries.

Section 18.15 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including but not limited to any successor of NCR or Teradata succeeding to the Tax attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 18.16 Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

NCR Corporation

By:	/s/ William Nuti
Its:	William Nuti, President and Chief Executive Officer

Teradata Corporation

By:	/s/ Michael Koehler
Its:	Michael Koehler, President and Chief Executive Officer